UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):	November 20, 2015

Fauquier Bankshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700
Not Applicable
______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
Based on a third-party field audit received by The Fauquier Bank (the "Bank"), the wholly-owned bank subsidiary of Fauquier Bankshares, Inc. (the "Company"), after the close of business on November 18, 2015, management of the Company concluded on November 20, 2015, that an $8.5 million commercial loan relationship, made up of five loans with one borrower (the "Borrower"), will most likely result in a material charge for impairment under generally accepted accounting principles.  As of the date of this report, based on the estimated value of collateral with respect to the loan relationship, including inventory, receivables and equipment, the range of impairment is estimated to be between $4.2 million and $6.4 million.  No specific estimate of impairment can be made as of the date of this report based on the future cash flow receipts and expenditures of the Borrower as a going concern, or in the possible sale of the Borrower's business in part or whole.  As of the date of this report, no estimate can be made on future cash flow expenditures of the Bank with regard to this loan relationship.  The Company will recognize an impairment charge of $5.5 million as a provision to its allowance for loan and lease losses as of the date of this report.  During the quarter ending December 31, 2015, as additional information becomes available, an adjustment to the estimate of impairment will be made as required.

The statements made in this Current Report on Form 8-K are forward-looking and are based on current expectations. Actual future results or events could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, the completion and findings of the investigation of the Borrower, the Company's review of its financial statements, a review and/or audit of the Company's financial statements by its independent registered public accounting firm, Securities and Exchange Commission staff review, and the conclusions reached regarding financial reporting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

November 24, 2015	By:	/s/ Eric P. Graap

Name: Eric P. Graap
Title: Executive Vice President and Chief Financial Officer